Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Molekule Group, Inc. (fka AeroClean Technologies, Inc.) and Subsidiary  (the “Company”) on Form S-3 (File No. 333-269232) and Form S-8 (File Nos. 333-269209, 333-264889, 333-261396 and 333-261395) of our report dated March 31, 2023 relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

March 31, 2023